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                                                                   EXHIBIT 10.21

August 29, 2002

Cornelis D. Hartgring
1795 Woodhaven Place
Mountain View, CA 94041

Dear Cees:

         On behalf of PDF Solutions, Inc., ("PDF" or the "Company"), I am very pleased to extend to you this offer of employment. Your position will be that of Vice President of Sales reporting to David Joseph. This offer of employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

1. Salary. Commencing on your Start Date, you shall be paid a base salary of $175,000.00 per annum, paid to you semi-monthly at a rate of $7,291.67 per payroll period. Your salary shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes as required by law).

2. Variable Compensation. You will be eligible for revenue-based variable compensation effective January 1, 2003. For fiscal year 2003 your target variable compensation will be $200,000, paid semi-annually, based upon the following conditions:

         a) $100,000 of target variable compensation is contingent upon achievement of revenue in excess of PDF 2002 actual revenue. One hundred percent (100%) of target will be paid for achievement of the PDF fiscal 2003 revenue plan (the "Plan"), as presented and approved by the Board of Directors of PDF Solutions, Inc. in the beginning of the fiscal year. Actual payout will be prorated equally for achievement between the 2002 actual revenue and 100% of the 2003 Plan. For example, if actual 2002 revenue is $50 million and the 2003 Plan is $65 million then, each percentage point (or prorata for a fraction of a percentage point) above $50 million is equal to $6,666.66 in variable compensation ($100,000/15).

         b) $100,000 of target variable compensation is contingent upon achievement of revenue in excess of 100% of Plan. Payout will be prorated equally over the first 10% in excess of 100% of Plan.

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         c)  Variable compensation will be paid semi-annually as follows: For the first half of the fiscal year, a revenue goal ("1HFY03 Plan") and associated bonus target ("1HFY03 Bonus Target") will be set consistent with paragraphs a) and b) above. The projected earned bonus for the first half of fiscal year 2003 will be calculated based on achievement of the 1HFY03 Plan and the 1HFY03 Bonus Target. Sixty percent (60%) of the projected earned bonus will be paid mid-year, following the close of second quarter books. The second half payment will be equal to the earned annual bonus less the first half payment and will be paid following the close of the annual books.

         Your variable compensation plan for fiscal years beginning January 1, 2004 will be mutually agreed upon at an appropriate time. This variable compensation plan and any future plans are in lieu of any other Company sponsored cash incentive plan that may be offered to employees on a company-wide basis from time-to-time.

3. Sign-on Bonus. You will receive a one-time sign-on bonus of $25,000 (subject to applicable withholding taxes as required by law) on January 1, 2003 subject to your continued employment with PDF Solutions, Inc. In the event that you voluntarily terminate your employment with the Company before the one (1) year anniversary of receipt of the bonus, you agree to repay the Company 100% of the sign-on bonus. Upon such termination, should you not take appropriate action to fully repay the sign-on bonus, you hereby authorize the company to withhold amounts equal to such bonus from any cash compensation owed by the company to you, including, but not limited to, base salary, accrued vacation, or earned bonuses.

4. Stock Options. Upon commencement of your employment, and subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 200,000 shares (the "Total Option Shares") of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such option shall vest over a four year period commencing on your Start Date, according to the following vesting schedule: 1/4 of the Total Option Shares shall be exercisable on the twelve (12) month anniversary of your Start Date and 1/48th of the Total Option Shares shall be exercisable on a monthly basis thereafter. Vesting of the options shall be contingent upon your continued employment with the Company. The options will be incentive stock options (ISO) to the maximum extent permitted by the tax code and will be subject to the terms of the Company's 2001 Stock Plan and execution of an applicable Stock Option Agreement to be entered into between you and the Company.

         You will be subject to the standard PDF stock option agreement. There will be one amendment to this plan in the event there is a change of control of the company during your first two years of employment. For the purposes of your employment, "change of control" is defined as an event whereby a party or group

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         of parties, different from those maintaining control today, attains a
         55% voting right in the company. If there is a change of control of PDF during your first two years of employment, your vesting is accelerated by 12 months regardless of whether your employment is terminated. (Subject to approval of the Board of Directors at their next meeting.)

5. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your new position with the Company on a date to be determined and agreed upon with the Company but no later than two weeks after you accept this offer. The date you actually start working at the Company is referred to as your "Start Date".

6. General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company. You also agree to comply with any and all policies of the Company as in effect from time to time.

7. Proof of Right to Work. In compliance with federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. Your failure to meet this condition could result in termination of your employment with the Company.

8. Benefits. Effective on your Start Date, the Company will make available to you the regular health insurance program and other benefits as established by the Company for its employees from time to time. A summary of those benefits, including Paid Time Off and Sabbatical is attached.

9. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review. An executed copy of the Confidentiality Agreement must be delivered to the PDF Human Resources Department on or before your Start Date. The Confidentiality Agreement relates to confidential information received in regards to the Company's business, technology, and intellectual property, as well as information about the Company's customers. The Confidentiality Agreement also addresses the Company's ownership of intellectual property generated during your employment at the Company. You

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         are required, to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company.

10. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

         We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it Becky Baybrook, Vice President Human Resources, along with a signed and dated copy of the Confidentiality Agreement.

THIS OFFER EXPIRES ON SEPTEMBER 6, 2002.

                                         Very truly yours,

                                         PDF SOLUTIONS, INC.

                                         By /s/ David Joseph
                                            ----------------
                                            David Joseph
                                            Executive Vice President,
                                            Sales, Marketing and Business
                                            Development

                          ACKNOWLEDGMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, ("At Will"), and can be terminated either by me or by the company at any time, with or without notice and with or without cause. The provisions stated above supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by the company and me.

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/ Cornelis D. Hartgring
        -------------------------

Print Name: Cornelis D. Hartgring

Date: 9/2/02

Anticipated Start Date: 9/3/02

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